UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2005

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50428	98-0377027
(Commission File Number)	(IRS Employer Identification Number)

888 Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301

(Address of Principal Executive Offices)

(954) 463-5707

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective August 10, 2005, Mr. Lance E. Johnson was appointed to the Board of Directors and the Audit Committee of Maverick Oil and Gas, Inc. Mr. Johnson is a veteran of 30 years in the energy industry and brings a wealth of knowledge, expertise and experience to benefit the development of Maverick Oil and Gas, Inc. Following service of six years in the United States Air Force as an officer and pilot, Mr. Johnson joined Mobil Oil Corporation in 1975. Mr. Johnson held numerous senior management positions within Mobil Oil Corporation including Managing Director of Mobil Exploration Norway, General Manager of Production for Mobil U.S. Exploration and Production, Chairman and President of Mobil North Sea Ltd. In 1996, Mr. Johnson was appointed Executive Vice President of Mobil Oil Corporation for Supply, Trading and Transportation and in 1998 he assumed responsibility for worldwide New Exploration and Production Ventures. Coincident with the merger of Exxon and Mobil in 1999, Mr. Johnson was appointed Vice President of ExxonMobil Production Company from which position he retired in June, 2002. He holds a B.S. in Mechanical Engineering from Tufts University and a Masters Degree in Industrial Management from Central Michigan University.

Also effective on August 10, 2005, Michael Garland resigned from the Board of Directors. In his resignation letter, Mr. Garland cited personal reasons involving extensive time and travel commitments associated with his other current business endeavors.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 10, 2005	MAVERICK OIL AND GAS, INC. /s/ V. Ray Harlow V. Ray Harlow, CEO